Exhibit 99.1

Concurrent Reports 2011 Fourth Quarter
and Fiscal Year Financial Results

ATLANTA, GA — August 30, 2011 — Concurrent (NASDAQ: CCUR), a global leader in video and media data solutions, today announced financial results for its fourth quarter and fiscal year ended June 30, 2011.

Fiscal 2011 Fourth Quarter Results

Revenue for the fiscal 2011 fourth quarter was $15.1 million compared with $18.1 million in the comparable period in fiscal 2010.  Gross margin for the fiscal 2011 fourth quarter was 56% versus 62% last year, reflecting a lower base of sales to support the fixed costs as well as a lower concentration of software sales than in the prior year.

Operating expenses amounted to $10.3 million in the fourth quarter of fiscal 2011, compared with $9.7 million in the prior-year period.  The majority of the increase was due to higher exchange rates and non-cash expenses related to share-based compensation and depreciation.

The company reported a net loss of $1.4 million, or $0.16 per share, in the fourth quarter of fiscal 2011, compared with net income of $886,000, or $0.11 per diluted share, in the same quarter of the prior fiscal year.

Fiscal 2011 Full Year Results

For fiscal year 2011, revenue increased over 10% to $66.8 million from $60.4 million a year ago. Consolidated gross margin was 56%, compared with 60% for fiscal year 2010. Operating expenses for fiscal year 2011 were $40.1 million, compared with $36.7 million last fiscal year.  The company posted a net loss of $3.3 million, equal to $0.39 per share, in fiscal year 2011, compared with a net loss of $1.0 million, equal to $0.12 per share in fiscal year 2010.

Concurrent generated $3.5 million in cash from operations during the fiscal year 2011. At June 30, 2011, the company had cash and short-term investments of $33.3 million. Concurrent has no debt.

“We made solid progress in fiscal 2011 as we advanced our goal of expanding our global customer base in both video and media data solutions,” said Dan Mondor, Concurrent president and chief executive officer.  “We recently added new customers in China, Europe and North America and a new customer in the internet CDN market.  While the sluggish economic recovery poses a headwind, as witnessed in the fourth quarter, we are committed to continuing to provide our customers with innovative video and media data solutions they need to remain competitive and thrive.”

Recent Company Highlights

•	Executed an agreement with one of the largest MSO’s in Europe for Concurrent’s video solutions;

•	Deployed VOD solutions with Jiangsu CATV (the second largest cable operator in the world) in several markets in China;

Concurrent Reports Fiscal 2011 Fourth Quarter Results
August 30, 2011

•	Introduced a new video streaming service for Apple® mobile devices in Japan with J:COM;

•	Launched the eFactorTM product suite to streamline complex video delivery to any device;

•	Signed a multi-year agreement with a major North American MSO for Concurrent’s MDAS cross-services solution;

•	Launched the industry’s first media data logistics platform that provides customers with the ability to guarantee data quality, timeliness, and privacy compliance from source to destination; and

•	Began a commercial trial with a new customer in Europe who is using Concurrent’s MDAS products to measure VOD operations.

Conference Call Information

Concurrent will hold a conference call to discuss its 2011 fiscal fourth quarter and full year results today, Tuesday, August 30, at 4:30 p.m. ET, which will be broadcast live at www.ccur.com, under the “Investors” section.  The call can be accessed live by dialing 1-800-230-1092 and entering pass code 110830.  A webcast of the live call as well as a replay will also be available at www.ccur.com.

About Concurrent

Concurrent (NASDAQ: CCUR) is a global leader in multi-screen video delivery, media data management, and monetization.  Built on a solid foundation of Emmy Award-winning technology, Concurrent’s solutions provide consumers with ubiquitous access to content on any screen and provide media stakeholders with a holistic view of the consumer video experience.  Concurrent supplies customers across the entire media ecosystem (cable, telecommunications, wireless, web, advertising, and content supplier industries) with enterprise-level CDN technology, multi-screen video delivery, monetization, media data collection and logistics solutions.  Concurrent’s video solutions are built upon a rich heritage of high-performance real-time technology, which also powers solutions for the defense, aerospace, automotive and financial industries. Concurrent has offices in North America, Europe and Asia. Visit www.ccur.com for further information.

Safe Harbor Statement

Certain statements made or incorporated by reference in this release may constitute "forward-looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and the company's future performance, including, but not limited to, achieving further progress as fiscal 2011 draws to a close, as well as management's expectations, beliefs, plans, estimates, or projections relating to the future, are forward-looking statements within the meaning of these laws. All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected.

The risks and uncertainties which could affect the company's financial condition or results of operations include, without limitation: delays or cancellations of customer orders; changes in product demand; economic conditions; various inventory risks due to changes in market conditions; uncertainties relating to the development and ownership of intellectual property; uncertainties relating to Concurrent's ability and the ability of other companies to enforce their intellectual property rights; the pricing and availability of equipment, materials and inventories; the concentration of customers; failure to effectively manage change; delays in testing and introductions of new products; rapid technology changes; system errors or failures; reliance on a limited number of suppliers and failure of components provided by those suppliers; uncertainties associated with international business activities, including foreign regulations, trade controls, taxes, and currency fluctuations; the impact of competition on the pricing of video products; failure to effectively service the installed base; the entry of new well-capitalized competitors into the company's markets; the success of new video solutions and real-time products; the success of relationships with technology and channel partners; capital spending patterns by a limited customer base; the current negative macro-economic environment; and privacy concerns over data collection.

Concurrent Reports Fiscal 2011 Fourth Quarter Results
August 30, 2011

Other important risk factors are discussed in Concurrent's Form 10-K filed with the Securities and Exchange Commission (SEC) on August 31, 2010, and may be discussed in subsequent filings with the SEC. The risk factors discussed in the Form 10-K under the heading "Risk Factors" are specifically incorporated by reference in this press release. Forward-looking statements are based on current expectations and speak only as of the date of such statements. Concurrent undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information, or otherwise.

Concurrent Computer Corporation and its logo are registered trademarks of Concurrent. All other Concurrent product names are trademarks of Concurrent while all other product names are trademarks or registered trademarks of their respective owners.

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For more information, contact:

Investor Relations:	Media Relations:
Kirk Somers, Executive VP of Corporate Affairs	Arketi Group
(678) 258-4000	Mike Neumeier, APR
investor.relations@ccur.com	(404) 929-0091 ext. 210
mneumeier@arketi.com
PondelWilkinson Inc.
Rob Whetstone
(310) 279-5963
rwhetstone@pondel.com

Concurrent Computer Corporation
Condensed Consolidated Statements of Operations (Unaudited)
(In Thousands Except Per Share Data)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2011	2010	2011	2010

Revenues:
Product	$8,426	$11,175	$41,287	$35,762
Service	6,667	6,916	25,513	24,659
Total revenues	15,093	18,091	66,800	60,421

Cost of sales:
Product	3,552	4,183	17,437	14,787
Service	3,085	2,640	11,966	9,234
Total cost of sales	6,637	6,823	29,403	24,021

Gross margin	8,456	11,268	37,397	36,400

Operating expenses:
Sales and marketing	4,630	4,003	17,346	15,540
Research and development	3,453	3,067	14,129	12,530
General and administrative	2,191	2,664	8,641	8,658
Total operating expenses	10,274	9,734	40,116	36,728

Operating (loss) income	(1,818)	1,534	(2,719)	(328)

Other (expense) income, net	(51)	(188)	10	(290)
(Loss) income before income taxes	(1,869)	1,346	(2,709)	(618)

Income tax (benefit) provision	(516)	460	546	396

Net (loss) income	$(1,353)	$886	$(3,255)	$(1,014)

Basic net (loss) income per share	$(0.16)	$0.11	$(0.39)	$(0.12)

Diluted net (loss) income per share	$(0.16)	$0.11	$(0.39)	$(0.12)

Basic weighted average shares outstanding	8,438	8,355	8,409	8,327

Diluted weighted average shares outstanding	8,438	8,423	8,409	8,327

Concurrent Computer Corporation
Condensed Consolidated Statements of Operations (Unaudited)
(In Thousands Except Per Share Data)

	Three Months Ended
	June 30,	March 31,
	2011	2011

Revenues:
Product	$8,426	$11,787
Service	6,667	6,522
Total revenues	15,093	18,309

Cost of sales:
Product	3,552	4,330
Service	3,085	3,027
Total cost of sales	6,637	7,357

Gross margin	8,456	10,952

Operating expenses:
Sales and marketing	4,630	4,410
Research and development	3,453	3,819
General and administrative	2,191	2,165
Total operating expenses	10,274	10,394

Operating (loss) income	(1,818)	558

Other (expense) income, net	(51)	79
(Loss) income before income taxes	(1,869)	637

(Benefit) provision for income taxes	(516)	139

Net (loss) income	$(1,353)	$498

Basic net (loss) income per share	$(0.16)	$0.06

Diluted net (loss) income per share	$(0.16)	$0.06

Basic weighted average shares outstanding	8,438	8,423

Diluted weighted average shares outstanding	8,438	8,603

Concurrent Computer Corporation
Condensed Consolidated Balance Sheets
(In Thousands)

	June 30,	March 31,	June 30,
	2011	2011	2010
	(unaudited)	(unaudited)

ASSETS
Cash and cash equivalents	$27,814	$25,928	$31,364
Short-term investments	5,497	3,414	-
Trade accounts receivable, net	8,033	15,591	14,194
Inventories	3,847	3,622	4,300
Prepaid expenses and other current assets	1,888	1,394	1,704
Total current assets	47,079	49,949	51,562

Property, plant and equipment, net	4,754	4,649	5,050
Intangible assets, net	2,565	2,789	3,463
Other long-term assets	1,588	1,765	2,014
Total assets	$55,986	$59,152	$62,089

LIABILITIES
Accounts payable and accrued expenses	$7,534	$9,930	$9,985
Deferred revenue	9,266	9,074	11,094
Total current liabilities	16,800	19,004	21,079

Long-term deferred revenue	3,655	4,068	4,349
Revolving bank line of credit, non-current	-	-	-
Other long-term liabilities	4,052	3,669	3,180
Total liabilities	24,507	26,741	28,608

STOCKHOLDERS' EQUITY
Common stock	85	85	84
Additional paid-in capital	207,116	206,779	205,891
Accumulated deficit	(176,528)	(175,175)	(173,273)
Treasury stock, at cost	(255)	(255)	(255)
Accumulated other comprehensive income	1,061	977	1,034
Total stockholders' equity	31,479	32,411	33,481
Total liabilities and stockholders' equity	$55,986	$59,152	$62,089